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EXHIBIT 23.2

CONSENT OF KPMG LLP






                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Charter One Financial, Inc.

We consent to incorporation by reference in the annual report filed on Form 10-K of Charter One Financial, Inc. and in Registration Statements Nos. 33-23805, 33-61273, 333-33259, 333-42823, 333-33169, 333-70007, 333-65137, 333-67431 and
333-85207 of Charter One Financial, Inc. on Forms S-8 of our report dated January 30, 1998 relating to the consolidated statements of earnings, changes in stockholders' equity and cash flows of ALBANK Financial Corporation and subsidiaries for the year ended December 31, 1997, which report has been incorporated by reference in the December 31, 1999 annual report on Form 10-K of Charter One Financial, Inc.


/s/KPMG LLP


Albany, New York
March  22, 2000